Exhibit 10(c)

                              EMPLOYMENT AGREEMENT

BY HAND
William S. Sheridan
Sotheby's Holdings, Inc.
1334 York Avenue
New York, NY 10021

Dear Bill:

      This letter sets forth our understanding and agreement with respect to your employment by Sotheby's Holdings, Inc. together with all of its subsidiaries and related entities ("Sotheby's" or the "Company"). This Agreement is being provided to you because you are a key employee at the Company, perform highly specialized and unique duties for the Company, and could do substantial harm to the Company if you left its employment, particularly during this present period of uncertainty for the Company. Consequently, Sotheby's is offering you the following terms and financial enhancements to ensure your continued employment with and loyalty to the Company, and so that you will focus fully and exclusively on your job duties at Sotheby's during this period.

(1)   TERM OF EMPLOYMENT.

      a) You agree to continue as a full-time employee of Sotheby's and Sotheby's agrees to continue to employ you full-time, subject to the terms and conditions set forth herein (the "Agreement"), for the period beginning as of January 1, 2001 and ending thirty-six (36) months after that date or December 31, 2003, unless extended in writing by both the Company and you or as otherwise provided in this Agreement.

      b)    This Agreement may be terminated:

            i)    upon mutual written agreement of the Company and you;

            ii) upon thirty (30) days' prior written notice by the Company for Cause (as hereinafter defined) given within thirty (30) days of the Chief Executive Officer of the Company becoming aware of circumstances constituting cause, or without Cause;

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            iii)  upon thirty (30) days' prior written notice by you for Good
                  Reason (as hereinafter defined) given within thirty (30) days of your becoming aware of circumstances constituting Good Reason;

            iv) at the option of the Company in the event of your Permanent Disability (as hereinafter defined); or

            v)    automatically upon your death.

      c)    As used herein, the term "Cause" shall mean and be limited to your:

            i)    conviction of a felony crime, or

            ii) fraud, willful malfeasance or gross negligence in performance of your duties which is materially injurious to the Company.

            You shall have thirty (30) days following the receipt of notice from the Company of the existence of circumstances constituting Cause to correct such circumstances. Any notice of termination of Cause must be given within sixty (60) days following the Chief Executive Officer or the Board of Directors learning of circumstances constituting Cause.

      d) As used herein, the term "Good Reason" shall mean the occurrence of any of the following events:

            i) any material breaches of this Agreement by the Company without your express consent;

            ii) your being required to relocate to a principal place of business more than thirty-five (35) miles outside New York, New York without your express consent;

            iii) any action by the Company that results in a material diminution in your position without your express consent (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence);

            iv) the failure of the Company's successor to assume this Agreement in accordance with Paragraph 20 without your express consent; or

            v) termination of your employment within twelve (12) months of a Change of Control (as defined in the Stock Option Plan) but not earlier than six (6) months after the Change of Control;


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                  provided, however, that the Company shall have thirty (30)
                  days following the receipt of notice from you of the existence of circumstances constituting Good Reason to correct such circumstances.

      e) As used herein, the term "Permanent Disability" shall mean a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, you have been unable to perform the essential functions of the job with or without reasonable accommodation that does not present an undue burden on the Company for a period in excess of six (6) consecutive months.

(2) TITLE; RESPONSIBILITIES. You shall continue to serve as Chief Financial Officer of Sotheby's. In addition to the foregoing, you agree to perform such other functions and responsibilities as may be reasonably requested by Sotheby's from time to time. During your employment with the Company, you shall devote substantially all of your business time (excluding periods of vacation and sick leave) and efforts to the performance of your functions and responsibilities hereunder.

(3) COMPENSATION. In consideration for the services to be rendered by you to Sotheby's, you shall receive during the 36-month period of employment by Sotheby's after your execution of this Agreement, the following:

      a) An annual base salary of $350,000, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Sotheby's. Your base salary shall be reviewed thereafter on an annual basis and shall be subject to such adjustment as the Chief Executive Officer shall determine upward but not downward to reflect your performance and responsibilities; and

      b)    In addition to the annual base salary, you will be eligible for:

            i) An annual bonus composed of a 25% worldwide corporate financial performance target and a 75% individual performance target. Your 2001 total bonus target is $200,000. Your annual bonus target may be subject to such adjustment as the Chief Executive Officer shall determine upward but not downward to reflect your performance and responsibilities.

            ii) A special cash bonus of $200,000 payable February 28, 2002 and a leadership incentive bonus in the amount of $350,000 payable on February 28, 2002 and $350,000 payable on September 30, 2002, as set forth in my letters to you of May 10, 2000 and October 16, 2000 subject to the terms and conditions set forth in those letters except that the Notice and Non-Compete Agreement shall be superseded by Paragraph 13.

(4) ADDITIONAL COMPENSATION IN CONSIDERATION FOR SPECIAL UNDERTAKINGS DURING THE 36-MONTH EMPLOYMENT PERIOD. In order to preserve stability and to assure your continued employment during this period of uncertainty for the Company, and because it is essential


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            that during this period you focus fully and exclusively on your job duties for the Company, you agree to the following undertakings during the 36-month period of employment by Sotheby's, in exchange for the Special Additional Consideration set forth in Subparagraph 4(b) below.

      a)    Employee Undertakings

            i) You agree to reaffirm and abide by your acknowledged fiduciary obligation to cooperate with the Company in the event of and in connection with matters relating to the Company including, without limitation, a restructuring (any business or capital restructuring), refinancing or sale of the Company or a significant interest therein (including, but not limited to, an actual or potential change of control) including, but not limited to, your obligations to:

                  (a) not disparage the Company or its assets to any third party;

                  (b) maintain your loyalty to the Company in all respects, including, without limitation, compliance with Paragraph 13;

                  (c) provide full and complete active cooperation and other assistance in promoting the Company; and

                  (d) fully assist with any transition with respect to any business or capital restructuring, refinancing or sale of the Company or a significant interest therein.

            ii) During the 36-month term of this Agreement or until the termination of this Agreement if earlier than December 31, 2003 (for purposes of this Subparagraph 4(a)(ii), the "Term"), you agree to refrain from any substantive discussions, meetings or communications of any kind whatsoever with any other potential employer, including, but not limited to, an art auction house, art dealer or any other company, organization or entity in which you would perform similar duties and responsibilities to those you have performed at Sotheby's, regarding prospective employment for yourself during the Term. By entering into this Agreement, and agreeing to the special undertakings set forth herein, you agree that for this Term you are knowingly and voluntarily foregoing the right to engage in such conduct in exchange for the consideration set forth herein, and you acknowledge the vital importance of these undertakings to the Company during the Term.

      b)    Special Additional Consideration


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            In consideration of the foregoing undertakings by you, the Company shall (except as stated in Subparagraph 11(c)) provide the following special additional consideration provided you do not breach this
            Agreement:

            i) You will receive a "retention bonus" in the amount of $1,000,000, provided you do not breach this Agreement. This payment will be made on December 31, 2002.

            ii) Pursuant to the Sotheby's 1997 Stock Option Plan, an option to purchase 150,000 shares will be provided to you upon your execution of this Agreement.

      c) Payments set forth in Subparagraphs 3(b)(ii) and 4(b) shall not be included for benefit contribution purposes under any qualified or non-qualified retirement plan including but not limited to the 401(k) plan or Benefit Equalization Plan. These special payments are also not part of the bonus calculation in the event you are entitled to benefits under the Sotheby's, Inc. Severance Plan.

      d) If, at any time during the 36-month employment period, you breach any of the undertakings set forth herein, you will return to the Company all of the "Special Additional Consideration" you may have received pursuant to Subparagraph 4(b) above, and will not thereafter be entitled to any further "Special Additional Consideration." In addition, payment of the "Special Additional Consideration" pursuant to Subparagraph 4(b) will not be made if, for any reason, you are not employed by the Company on the date such payment would otherwise be made, except as otherwise provided in Subparagraphs 11(a) or 11(b).

(5) STOCK OPTIONS. Your options will continue to vest pursuant to the Sotheby's 1997 Stock Option Plan, and you will continue to be eligible for further grants. The benefits provided in this Agreement are in addition to any stock options you have already received.

(6) BENEFITS. You shall continue to be entitled, to the extent that your position, title, tenure, salary, age, health and other qualifications make you eligible, to participate in all employee benefit plans or programs now in effect or hereafter adopted by Sotheby's, including the Sotheby's, Inc. Severance Plan, medical, dental, disability, life insurance, stock options and pension benefits. Your participation in such plans or programs shall continue to be subject to the provisions, rules and regulations applicable thereto. Any benefits that you may become eligible for under the Sotheby's, Inc. Severance Plan shall be in addition to the other benefits specified in this Agreement. In the event you are entitled to benefits under the Sotheby's, Inc. Severance Plan, such benefits shall be paid under the terms of that plan in effect on the execution date of this Agreement regardless of whether that plan is modified during the term of this Agreement unless the modification results in an enhanced benefit to you in which case you would receive the enhanced benefit except if the Severance Plan applies pursuant to the conditions stated in Paragraph 12 below.


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(7)   VACATION. You shall continue to be entitled to annual vacation time, with full pay, in accordance with the established policies of Sotheby's now or hereafter in effect for similarly situated employees but in no event less than the number of days to which you are presently entitled.

(8) EXPENSES. You shall be authorized to incur reasonable and necessary expenses incurred in connection with Sotheby's business, including expenses for entertainment, travel and similar items in accordance with Sotheby's travel and entertainment policy. Sotheby's will reimburse you for all such expenses upon presentation by you monthly of an itemized account of such expenditures. Such expenditures, however, shall be subject at all times to the approval of Sotheby's in accordance with Sotheby's expense reimbursement policy.

(9) BUSINESS DEVELOPMENT ALLOWANCE. You will be eligible to continue your current annual business development allowance of $25,000 for 2001, 2002, and 2003.

(10) CONFIDENTIALITY AGREEMENT; SOTHEBY'S RULES AND POLICIES. As a condition to your continued employment by the Company, you shall continue to be bound by the Company's Confidentiality Agreement, Auction Rules, Compliance Policy, and the Conflict of Interest Policy and House Rules (collectively, the "Rules and Policies"). You acknowledge that you have read, understood and signed each of the foregoing.

(11)  COMPENSATION UPON TERMINATION DURING THE 36-MONTH EMPLOYMENT PERIOD.

      a) If during the 36-month employment period your employment by the Company is terminated by you for Good Reason in accordance with Subparagraph 1(b)(iii) hereof or by the Company without Cause in accordance with Subparagraph 1(b)(ii), the Company shall pay or provide you with the following:

            i) The sum of your base salary through the date of termination to the extent not theretofore paid, any declared and earned but unpaid bonus amount for the prior calendar year and reimbursement for any unreimbursed expenses incurred through the date of termination in accordance with Paragraph 8 ("Accrued Obligations");

            ii) Continued payment of your base salary on a semi-monthly basis from the date of termination through the end of the 36-month employment period;

            iii) On, or within fifteen (15) days following the date of termination, a pro-rated bonus equal to the product of (x) the bonus payments set forth in Subparagraphs 3(b)(i) paid or earned and payable for the most recently completed fiscal year of the Company and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the "Pro-Rated Bonus"); and


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            (iv)  On, or within fifteen (15) days following the date of termination, payment of any portion of the "retention bonus" described in Subparagraph 4(b)(i) not paid as of the date of termination; provided that, if such termination shall be for the reasons set forth in Subparagraph 1(d)(v) at any time prior to December 31, 2002, you shall only be entitled to be paid a fraction of such "retention bonus" the numerator of which is the number of full months from January 1, 2001 through the date of such termination and the denominator of which is 36.

            In addition, you will not be obligated to return to the Company any portion of the "Special Additional Consideration" you may have received pursuant to Subparagraph 4(b) above. Notwithstanding the foregoing, if during the 36-month employment period your employment by the Company is terminated and as a result of such termination you become eligible to receive payments and/or benefits under the Sotheby's, Inc. Severance Plan, then you shall not be entitled to receive the Pro-Rated Bonus in accordance with the provisions of Subparagraph 11(a)(iii).

            Except as provided in Subparagraph 11(e), you will not be entitled to receive benefits under the Sotheby's, Inc. Severance Plan if your employment terminates pursuant to Subparagraph 11(a).

      b) If during the 36-month employment period your employment by the Company is terminated on account of your Permanent Disability or your death, the Company shall pay or provide you (or, in the event of your death, your estate) with the following:

            i)    Accrued Obligations;

            ii) On, or within fifteen (15) days following the date of termination, a Pro-Rated Bonus; and

            iii) On, or within fifteen (15) days following the date of termination, payment of any portion of the "retention bonus" described in Subparagraph 4(b) not paid as of the date of termination.

            In addition, you (or, in the event of your death, your estate) will not be obligated to return to the Company any portion of the "Special Additional Consideration" you may have received pursuant to Subparagraph 4(b) above.

      c) If during the 36-month employment period your employment by the Company is terminated by the Company for Cause, this Agreement shall terminate without further obligation to you, except that the Company shall pay or provide you with the sum of your base salary through the date of termination to the extent not theretofore paid. You will not be eligible for any bonus or special payments including those in Subparagraphs 3(b) and 4(b) after the date of termination of


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            your employment.

      d) If during the 36-month employment period your employment by the Company is terminated in accordance with Subparagraphs 1(b)(i) hereof, the Company shall pay or provide you with the amounts mutually agreed on by the Company and you.

      e) If during the 36-month employment period your employment by the Company is terminated by the Company without Cause within twelve
            (12) months of a Change in Control (as defined in the Stock Option
            Plan), the amounts set forth in Subparagraphs 11(a)(i)-(iv) shall be paid to you as well as the benefits you would receive under the Sotheby's, Inc. Severance Plan as if you were entitled to receive such benefits under the terms of the Plan.

      f) Any payments payable pursuant to this Paragraph 11 beyond Accrued Obligations shall only be payable if you deliver to the Company a release, as similarly required under the Sotheby's, Inc. Severance Plan, of any and of all your claims (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims for vested accrued benefits, claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or claims relating to any rights of indemnification under Paragraph 14) occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees in such form as reasonably requested by the Company.

(12) EMPLOYMENT AFTER EXPIRATION OF THE 36-MONTH EMPLOYMENT PERIOD. If the Company does not offer to renew this Agreement at least six (6) months prior to the expiration of the 36-month employment period on terms at least as favorable as those in the final year of your employment except that its term need by no longer than one (1) year and such agreement need not include the retention bonus in Paragraph 4(b). You shall, upon the expiration of the 36-month employment period, be entitled to receive benefits under the Company's Severance Plan as if you were entitled to receive such benefits under the terms of the plan in effect at that time.

(13)  NON-COMPETE AND NON-SOLICITATION AGREEMENT

      a) Because of the importance of stability and confidentiality during this time of uncertainty for the Company, and because you have specialized, unique confidential knowledge vital to the Company, you agree that during the "Restricted Period" (defined below), you will not, without the consent of the Company, directly or indirectly, in New York, California, England, France or Switzerland engage directly or indirectly in the live or on-line "Art Auction Business" (defined below) or in any other business in which the Company is engaged or is actively seeking to be engaged as of the time that your employment terminates, whether such engagement by you is as an officer, director, proprietor,


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            employee, partner, owner, consultant, advisor, agent, sales representative or other participation. For purposes of this Agreement, the "Art Auction Business" involves auctions of the property in the collecting categories that the Company offers for sale in its core business at the time of termination. For purposes of this Agreement, the "Restricted Period" is during the course of your employment and the earlier of (i) six months after the end of the 36-month employment period under this Agreement or (ii) twelve
            (12) months after the termination of your employment.

      b) In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to in any such case directly or indirectly, recruit, solicit or induce any Sotheby's employees to terminate their employment with Sotheby's.

      c) If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Paragraph 13 is unenforceable against you, the provisions of this Paragraph 13 shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

(14) INDEMNIFICATION. The Company shall maintain for your benefit director and officer liability insurance in the same amount and to the same extent as the Company covers similarly situated employees. In addition, to the extent not covered by director and officer liability insurance, you shall be indemnified by the Company against liability as an officer or director of the Company to the maximum extent permitted by applicable law. Your rights under this Paragraph 14 shall continue so long as you may be subject to such liability, whether or not this Agreement may have terminated prior thereto

(15)  MISCELLANEOUS.

      a) MISCELLANEOUS. ASSIGNMENTS. You may not assign your rights or delegate your obligations under this Agreement.

      b) WITHHOLDINGS. Sotheby's shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law.

      c) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between you and Sotheby's concerning the subject mater of your employment, with the exception of letters and documents specifically referenced herein, and it supersedes all prior agreements including, but not limited to, any prior Notice and Non-Compete Agreements, written or oral, discussions, and negations on that


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            subject (other than the letters and documents specifically referenced herein).

      d) AMENDMENTS AND WAIVERS. Any waiver or amendment of any provision of this Agreement must be done in writing and signed by both parties.

      e) ARBITRATION. Any dispute, controversy or claim arising out of or relating to this agreement, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph 17 hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. The arbitrator's award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow.

      f) ATTORNEYS' FEES. At your request, the Company shall pay your reasonable attorney's fees incurred by you in connection with preparation, execution and delivery of this Agreement.

(16) LEGAL AND EQUITABLE REMEDIES. Sotheby's shall be entitled to enjoin a violation by you of any provision hereof. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby's as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby's shall be entitled to specific enforcement by injunctive relief of your obligations to Sotheby's. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby's, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(17) SEVERABILITY. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(18) CONFIDENTIALITY. You shall not disclose this Agreement or the contents thereof to anyone other than (i) your legal or financial advisor, provided that you give to each such person to whom disclosure is made notice of the confidentiality provisions of this Agreement and each agrees to keep the existence, terms and conditions of this Agreement fully confidential or
      (ii) except as required by law or with the prior written approval of Sotheby's.


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(19)  CHOICE OF LAW/CHOICE OF FORUM. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute relating to this Agreement.

(20) BINDING ON SUCCESSOR COMPANY. This Agreement shall remain in effect and binding upon any successor or assign of Sotheby's including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company in accordance with the operation of law, and such successor entity shall be deemed the "Company" for purposes of this Agreement. In the situations set forth in this Paragraph 20, if this Agreement is not assumed as a matter of law, the Company will require its assumption by the successor entity.

(21) NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at the address set forth on the initial page of this Agreement and to the Company at Sotheby's Holdings, Inc., 1334 York Avenue, New York, New York 10021, Attention: General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt.

(22) REPRESENTATION BY COUNSEL. The parties have each been represented by counsel of their own choosing in negotiation this Agreement.

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      Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

                                           Very truly yours,

                                           SOTHEBY'S HOLDINGS, INC.


                                           By: /s/ William F. Ruprecht
                                               ---------------------------------
                                               William F. Ruprecht
                                               Chief Executive Officer

Read, accepted and agreed to this
28th day of September, 2001


/s/ William S. Sheridan
---------------------------------
William S. Sheridan


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